The Board of Directors
Downey Financial Corp:

We consent to incorporation by reference in the registration statement (No. 333-30483) on Form S-8 of Downey Financial Corp. of our report dated January 14, 1998, relating to the consolidated balance sheets of Downey Financial Corp. as of December 31, 1997, and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of Downey Financial Corp.

/s/ KPMG Peat Marwick LLP

Los Angeles, California
March 11, 1998